CB&I
Moderator: Phil Asherman
06-01-06/9:00 am CT
Confirmation # 1068845

Exhibit 99.1
CB&I
Moderator: Phil Asherman
June 1, 2006
9:00 am CT

Operator:	Welcome to the CB&I Conference Call to discuss fiscal year 2005 results and 2006 guidance. I now turn the call over to Mr. Philip Asherman, President and CEO of CB&I.

Philip K. Asherman:	Good morning and thank you for joining us today. With me is Richard Goodrich our recently retired CFO. Today we will be discussing our 2005 and first quarter 2006 results as well as our outlook for the remainder of the year.

Before we begin, I need to remind participants that comments made during this conference call contain forward-looking statements. These types of statements involve risks and uncertainties. Actual events or results can differ materially from those expressed or implied by any forward-looking statements.

The forward-looking statements made during this call represent the company’s best judgment as of the current date and the company does not undertake to update any forward-looking statements.

We have given you a lot of information to digest in a short time given our 2005 filings and first quarter results. And we have issued a very detailed press

CB&I
Moderator: Phil Asherman
06-01-06/9:00 am CT
Confirmation # 1068845

release on 2005 results to supplement the filings, because it is important that we provide you with as clear a picture as possible on the specific 2005 earning’s impacts to our business.

To help frame our discussion this morning we have also included an agenda and a few bullet point slides which I hope all of you have been able to download.

Before we get into details, let me just summarize today’s announcements by telling you that the audit committee and the company’s inquiry has been completed.

Our business fundamentals remain intact and strong. We are fortunate to be operating in one of the strongest markets in recent history and we are looking forward to improved results for 2006.

Now let’s quickly review the agenda for this morning’s call. First, I will walk you through the 2005 financial results and then I will highlight the changes in our earnings since our last update and guidance in February.

We will then recap the results stemming from our audit committee and the company’s inquiry before presenting first quarter results and forward-looking comments for 2006, which include executive team appointments, guidance for the year, use of capital and some brief summary remarks.

Hopefully the detail we gave you in our press releases and filings will allow us to set a good pace in summarizing key points. And afterwards, we will try to get to as many questions as we can. So let’s begin with the results from 2005.

CB&I
Moderator: Phil Asherman
06-01-06/9:00 am CT
Confirmation # 1068845

In 2005 we achieved record results in new awards, backlog, revenue and cash. During the year we had new project awards of $3.3 billion, raised our backlog 37% to a record $3.2 billion and had a 19% growth in revenue in comparison 2004.

Revenues grew in all of our business segments reaching $2.3 billion by year-end. CB&I also generated $165 million in cash flow from operating activities and ended 2005 with $334 million in cash and cash equivalents.

Earnings were $15 million or 16 cents per share for the year, well off our anticipated target. Also included in these results was a restatement of our second quarter 2005, which reduced net income for that period by $6.2 million or 6 cents per share.

As stated in our 10-K filing, this restatement was a result of certain errors in our financial statements for the second quarter of 2005 that were related to accounting for project segmentation, inter company eliminations, project cost estimates not updated and derivatives that required correction.

The errors that were identified during a review of accounting issues separate from the focus of the audit committee inquiry were not material to prior year financial statements.

As you will note on slide five entitled “2005 Earning’s Variance,” as well as on the attachment to our press release, we provided a fairly detailed breakdown of those items impacting our earnings for 2005, and the difference between the guidance in February versus our actual results.

In February we were in the beginning phases of a comprehensive evaluation of our backlog including of course the projects that were the subject of the

CB&I
Moderator: Phil Asherman
06-01-06/9:00 am CT
Confirmation # 1068845

audit committee inquiry. Since then we have thoroughly scrubbed approximately 80% of our backlog.

And this analysis enabled us to identify additional margin erosion or losses from those projects previously discussed in February as well as identifying one additional project that also experienced a significant loss.

As mentioned in our press release and detailed in our 10-K filling, the projects contributing to our earning’s shortfall are completed or nearly completed and the costs have been recognized.

In addition, outstanding claims associated with these projects are still being pursued. Since our February guidance we are also significantly impacted by an error in how we calculated revenue and gross profit for certain segmentation adjustments, derivatives and also a substantial increase in our effective tax rate.

The bottom line, we ended the year with an extremely disappointing earning’s result, made even more disappointing by the fact that we had a record year in new awards, backlogs, backlog revenues and a very strong year-end cash position.

As previously mentioned, the audit committee inquiry and the company’s evaluation has been completed. The company undertook a separate review to quantify the financial impact of project losses and margin erosion.

This review also helped us to identify the reasons behind the losses. Specifically, we identified two material weaknesses. The first is the former control environment in CB&I and second controls related to project accounting.

CB&I
Moderator: Phil Asherman
06-01-06/9:00 am CT
Confirmation # 1068845

These are fully described in our 10K and resulted in a comprehensive review of our backlog and our operating procedures. And we have made numerous organizational, process and system changes over the past few months.

Since February we have restructured our operations management to better focus on project performance. We have implemented a rigorous review process from the unit level to executive management on all the key risk factors on our jobs as well as in the selectivity of new opportunities.

We have added and we will continue to add more finance and project controls to our work process. We are maximizing the benefit of the tools we use for procurement, estimating project management as our projects become larger and more complex.

And most important we continue to place the safety of our employees and everyone on our sites as the cornerstone of our business culture. It is important to remember that each year, CB&I executes an average of 700 projects, large and small all over the world.

And we do it safely, profitably and with an outstanding record of customer satisfaction. Our backlog is at record levels and based on the outcome of the comprehensive evaluation and the changes that I have summarized I am confident that we are making the changes that we need to insure that we are on track.

Now a few comments about our team, as we announced leading our project operations and reporting directly to me will be John Redmon who has over 32 years of industry experience, which includes Chief Operating Officer responsibilities for both BE & K and Brown and Root.

CB&I
Moderator: Phil Asherman
06-01-06/9:00 am CT
Confirmation # 1068845

John joined CB&I a year ago as a Senior Operation’s Manager and since February has been in charge of Risk Management focused on consolidating and implementing major improvements in those areas of our company which globally impact our projects.

Our regional business units will report to John in addition to the Risk Management Group which oversees estimating, procurement, project controls and safety.

Another CB&I veteran is Ron Blum who will lead our Global Business Development organization. Also reporting to me, Ron has been one of the chief architects of creating our strong position in the global LNG market and brings over 30 years of experience to the job.

Completing the executive team will be the announcement of our new CFO, which I expect to make within the next two weeks. We have completed an aggressive search for the right individual to fill this critical role and I look forward to introducing him to you very soon.

I also want to take this opportunity to thank Rich Goodrich for his willingness to delay his retirement and play an invaluable role in helping the company through this very difficult period.

Rich will continue to make his services available to the company in the years ahead in a consulting capacity as we work through transition issues and more importantly will help us develop strategies for our continue growth.

Now lets’ turn to quarter one results and 2006 guidance. As stated in our press release, CB&I has a very solid first quarter in new awards, backlog, growth

CB&I
Moderator: Phil Asherman
06-01-06/9:00 am CT
Confirmation # 1068845

and revenue. New awards totaled $872 million with half of the work sold outside the U.S.

Backlog reached a record of $3.4 billion and revenue increased 35% over the first quarter of 2005 to $647 million. Earnings per share for the first quarter was 13 cents, down from 16 cents the previous year, due in large part to the increase in selling and administrative expenses.

SG&A for the quarter increased to $38 million or 6% of revenue as compared to $25.5 million or 5.3% of revenue in the first quarter of 2005.

The majority of this increase in expenses was due to FAS 123 acceleration for the accounting of restrictive share grants awarded in the first quarter along with non-recurring charges such as professional fees associated with the audit committee and company’s inquiries plus costs related to the various settlements to former executives.

Our cash and cash equivalents amounted to $319 million at the end of the first quarter compared with $237 million at the end of the first quarter last year. The company’s cash on hand exceeded its debt on March 31, 2005 by $266 million.

Now regarding the use of cash, CB&I intends to use the cash for acquisitions if possible and investment in other growth initiatives. In addition we believe that some of CB&I’s cash can best be deployed for stock repurchases.

As a result, we are announcing today that we intend to begin buying back shares under our existing stock repurchase program. Now let’s turn to 2006 guidance.

CB&I
Moderator: Phil Asherman
06-01-06/9:00 am CT
Confirmation # 1068845

Guidance for the full year, we are forecasting new awards n the range of $3.5 billion to $4 billion and revenues of $2.6 billion to $2.9 billion. Earnings per share are anticipated to be between 95 cents and $1.00.

I will end my remarks by saying that we have concluded an unprecedented and difficult chapter in CB&I’s history.

The strength of our company has been reaffirmed by the unanimous support of a strong and decisive Board of Directors, a solid customer base that recognizes the value and expertise in our company and certainly by the unwavering dedication of over 10,000 employees around the world who are truly the foundation of our company. Now let’s take some questions.

Operator:	If you would like to ask a question at this time, please press star 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster. Your first question comes from the line of James Wicklund with Bank of America Securities.

Philip K. Asherman:	Morning James.

James Wicklund:	Break down for us the SG&A, the 38.9. You said it was FAS 123, non-recurring audit expenses and the settlement with foreign executives. Can you give us an idea of the components of that or really what we should expect second quarter and go forward since that is the biggest adjustment it seems to our forecast?

Philip K. Asherman:	Sure, those adjustments which are generally categorized as summary recurring items and certainly the non-recurring items contributed to about 6 cents per share. Looking at our outlook for the year, we anticipated that we are going to be at 19 cents before these adjustments.

CB&I
Moderator: Phil Asherman
06-01-06/9:00 am CT
Confirmation # 1068845

That included that FAS 123 effect, which was essentially accelerating the cost for grants for certain employees becoming eligible for retirement during the awards vesting period. Second to that, some of the non-recurring items had to do with some cash settlements for our former Chairman...

James Wicklund:	Right.

Philip K. Asherman:...	some incremental audit fees and other compensation issues.

James Wicklund:	Okay and if I look at our operating income for the quarter, the U.S. excuse me, the North American segment seemed to be most dramatically impacted. Was, did that include some of these charges or just on an operating basis, can you talk about why your North American operating margins were where they were.

Richard E. Goodrich:	Most of these changes that you talk about are corporate level, the increases in SG&A and they are non-recurring.

James Wicklund:	And that is when the geographic breakdown, that is what impacted that segment?

Richard E. Goodrich:	That is correct.

James Wicklund:	Ok, and the Asia Pacific revenues, there you had operating margins of less than 1%. Can you give us just a little bit of color on that?

Philip K. Asherman:	Well, some of that had to do with continuing work in Asia. Asia represents, Asia Pacific represents about 1% of our total work and we did have some margin erosion on a couple of projects over there.

CB&I
Moderator: Phil Asherman
06-01-06/9:00 am CT
Confirmation # 1068845

James Wicklund:	Okay and when you talk about the situations that you are fixing with the material weaknesses that were the result, do you see any continuing concerns about margin erosion?

Were there any issues that other than reporting and financial that the profitability really wasn’t as strong as you had expected and it won’t be as profitable let’s say seven months ago as you had expected then on a go forward basis?

Philip K. Asherman:	If you look at the rate of growth in our revenue and certainly our backlog, look where we anticipate to be at the end of the year and the performance of our projects as we estimate them in our go forward basis, we don’t have any reason to believe James that we are not going to attain the level of profitability that is required to meet our targets.

James Wicklund:	So one of the comments on lack of productivity as one of the reasons in ’05, you don’t see that lack of productivity as a continuing issue in ’06?

Philip K. Asherman:	Well it is an area that we are always focused on because labor productivity is certainly a major component of a lot of our jobs given that we direct hire a large portion of our work. So it is productivity and our ability to accurately forecast that productivity against the measures, the project performance factors.

James Wicklund:	Ok gentlemen, I will let some other questions asked.

Philip K. Asherman:	Thanks James.

Operator:	Your next question is from the line of Martin Malloy with South Coast.

CB&I
Moderator: Phil Asherman
06-01-06/9:00 am CT
Confirmation # 1068845

Philip K. Asherman:	Good morning.

Martin Malloy:	Good morning. I was wondering if you might be able to talk a little bit more about geographically where you are seeing the strength in markets and where you might be adding new business taken this year and also if you could comment on what you are seeing in terms of pricing and industry capacity.

Philip K. Asherman:	As far as the markets Marty, generally the distribution of work going forward this year is fairly constant in terms of where we are going to derive our new business. That is we have been experiencing new business around 40% of our total mix from LNG related work.

We see that continuing for the next several years both on the import and the export side around the world. Geographically we see some up tick in Caribbean division, Caribbean areas, South America, certainly the Middle East, tremendous amount of opportunity there.

And in China we still see some LNG opportunities in that market as well. There will be some discrete opportunities as well in Australia around LNG and also in the mining and minerals area. But as far as the Gulf foreign bases, our two strongest markets will probably continue to be our North American markets and our EMEA markets.

Relative to capacity, certainly that is a challenge for every company in our industry right now to develop the kind of resources that are going to be demanded by these projects.

CB&I
Moderator: Phil Asherman
06-01-06/9:00 am CT
Confirmation # 1068845

Clearly our project mix is getting larger and more complex, requires a lot of different kind of skill sets, certainly all within our current strike zone technically speaking.

The capacity to do this work though is something that we are always focused on. Certainly we have ways and mitigating strategies to address those demands on resources. One of the ways we do that certainly is through our capability for fabrication and fabricating large process modules for various projects in the U.S. and around the world.

We are going to continue to invest in that capability and we think that is a pretty good strategy as far as some incremental response to some of these resource needs.

Martin Malloy:	Okay, on the change orders that negatively impacted you last year that weren’t approved, are any of those included in the guidance for this year in terms of having those approved or is that still a possibility that is out there that they might be?

Philip K. Asherman:	It is not included in our guidance or forecast and is still a possibility.

Martin Malloy:	Thank you.

Operator:	Your next question comes from the line of Sanjay Shrestha with First Albany.

Philip K. Asherman:	Good morning Sanjay. How are you doing?

Sanjay Shrestha:	Doing well sir, how are you?

Philip K. Asherman:	Fine.

CB&I
Moderator: Phil Asherman
06-01-06/9:00 am CT
Confirmation # 1068845

Sanjay Shrestha:	Much better today, I take it. A couple of quick questions here, first just want to make sure the EPS guidance here for 2006, is that inclusive of FAS 123 or that does not take into consideration the impact from FAS 123R?

Philip K. Asherman:	No, it does include the impact from FAS 123.

Sanjay Shrestha:	Okay, okay great. Now then including FAS 123 and looking kind of at the mid point of your revenue guidance kind of suggest that, you know operating margin around 5-1/2% to 6%. So then is it fair to say that the level of profitability on your existing backlog if anything is gradually trending up?

Philip K. Asherman:	That is a fair statement Sanjay. We certainly anticipate that to be the trend.

Sanjay Shrestha:	Okay, great, great and also, you know now with the clients willing to take more risk, you know capacity constraint in the industry. You know you guys are in a position that you are.

Could we see you maybe get into some of the cost plus type of a scenario where, you know given the, you know larger size projects that you guys are going after. Is there any potential shift in the way of your bidding process, maybe going a little more towards cost plus instead of fixed price or no?

Philip K. Asherman:	It won’t be immediate Sanjay. Certainly with the type of work that we see out there, there are opportunities for a variety of business models. We certainly see that lump sum turn key is a very viable and needed business model around the world.

Having said that, going forward in the future there may be an opportunity to help diversify our mix of work to include some cost reimbursement work as

CB&I
Moderator: Phil Asherman
06-01-06/9:00 am CT
Confirmation # 1068845

well as some different types of projects depending on what the market demands are. So, I am not going to exclude the possibility but it is not in our immediate future.

Sanjay Shrestha:	Got it, got it. If I could two more quick questions, one if you could give us any update on the South Hook LNG project where there is some press out there talking about some strike and things of that nature.

I got to imagine that in the contingency clause for you guys and second if you could give us any color or visibility or if you care to comment on the Golden Pass LNG project.

Philip K. Asherman:	Okay, well South Hook as you know is our large LNG import terminal in Wales. It would be inappropriate for me to talk about labor issues considering that those are issues that are being negotiated between the local labor authorities and the client.

Sanjay Shrestha:	Okay.

Philip K. Asherman:	We are certainly (unintelligible) respond to those. We have not forecasted any impact to that project. Golden Pass, I guess you are referring to some recent story that came out in some of the industry press about Golden Pass. We can confirm that we do have an (LOI) which has released to do some preliminary work. And once we have concluded the contract, the owner and us will be making appropriate announcements.

Sanjay Shrestha:	Okay, great and congratulations on putting all these issues behind for 2005 guys.

Philip K. Asherman:	Thank you very much.

CB&I
Moderator: Phil Asherman
06-01-06/9:00 am CT
Confirmation # 1068845

Operator:	Your next question is from the line of John McGinley of Credit Suisse.

Philip K. Asherman:	Good morning John.

John McGinley:	Good morning. I apologize but I got confused to the answer to the original question about the SG&A. I guess the question is, what is the assumption for FAS 123R for the year and how much was it in the quarter.

Richard E. Goodrich:	John that FAS 123 for the quarter was about $7 million, something in that range.

John McGinley:	Pretax?

Richard E. Goodrich:	Pretax yes.

John McGinley:	Okay and then for the year?

Richard E. Goodrich:	I don’t have that number. But I know that our estimates, our forecasts includes it.

John McGinley:	Well, was it front-loaded or is it?

Richard E. Goodrich:	Heavily front-loaded.

John McGinley:	Okay.

Richard E. Goodrich:	(unintelligible).

CB&I
Moderator: Phil Asherman
06-01-06/9:00 am CT
Confirmation # 1068845

John McGinley:	And how big were the equivalent of the non-recurring, I don’t remember the exact term but essentially the legal audit. I mean those kinds of costs which were in the quarter.

Richard E. Goodrich:	Let me just say that substantially all of the increasing S&A had to do with non-recurring type of costs with the exception of a small amount of project performance which was related to reduced profitability on a handful of jobs that we recorded in 2005 and the continuation of that reduced profitability into the first quarter. So it was a much smaller piece of the increase.

John McGinley:	Okay and then back on your slide five , when you were, when you had, you call it project segmentation adjustments which was the 8 cents. I think Phil when you were going through it...

Richard E. Goodrich:	Right.

John McGinley:...	was errors and so on. The question is are those things that have been totally scrubbed out or is there any risk of anything going forward with that kind of a one-time thing. I mean that is, just trying to understand really what that was I guess.

Richard E. Goodrich:	It doesn’t affect profitability over all John. It just puts it into a different quarter.

John McGinley:	So this was really just a timing issue.

Richard E. Goodrich:	Right.

CB&I
Moderator: Phil Asherman
06-01-06/9:00 am CT
Confirmation # 1068845

John McGinley:	Okay, okay and then the buy back. Could you remind us, you said that you are going to initiate under the current authorization. How big that authorization is the buy back?

Richard E. Goodrich:	Yes, it is 10% of the outstanding share which would be $200 million. And I can assure you we are not going to buy $200 million worth of stock. But we will be in the market beginning tomorrow.

Philip K. Asherman:	Today.

Richard E. Goodrich:	I mean today and because we just feel like the share price at its current level is an outstanding value. We have uses for those shares in our incentive programs and also as deal currency, you know from M&A perspective and I think that is enough said.

John McGinley:	I mean so there is no plan or whatever to do that, to do that $200 million within a certain timeframe or even to do it all. All you are doing is just saying you are going to initiate a more active stance on that?

Richard E. Goodrich:	Well we have a plan but we are certainly not going to announce, you know the size of the plan or how it is going to be effected. We don’t think that would be appropriate but we intend to begin buying back shares. Pursuant to our existing authority we intend today to begin buying back shares.

John McGinley:	All right and when do you head for Florida?

Richard E. Goodrich:	Tomorrow afternoon.

John McGinley:	Not tonight huh?

CB&I
Moderator: Phil Asherman
06-01-06/9:00 am CT
Confirmation # 1068845

Richard E. Goodrich:	No, one more day.

John McGinley:	Thanks a lot.

Philip K. Asherman:	Thank you John.

Operator:	Your next question comes from the line of David Yuschak with Sanders Morris Harris.

Philip K. Asherman:	Good morning David.

David Yuschak:	Just a couple quick questions, go back to what Jon was asking about on some contingency. You said 19 cents was the impact for the full year on the non-recurring plus the options. Is that my understanding?

Philip K. Asherman:	No, I think what I said was that 19 cents was kind of like the base we had looking forward before the non-recurring. In other words if you look at the returns from projects and our normal business, before the non-recurring items and the FAS impact we were, that is around the 19 cents earnings per share.

When you bank in the impact on those items I mentioned that brings, that is a 6-cent impact which brings us down to the 13 cents.

David Yuschak:	Okay and that was for the quarter.

Philip K. Asherman:	Yes, that was for the quarter.

David Yuschak:	Okay, and as far as the LNG outlook for spending, gas prices being down quite a bit from a year ago, what is the sense as to, as you see this market? Is there a willingness to just maybe just hold off right now to do some spending

CB&I
Moderator: Phil Asherman
06-01-06/9:00 am CT
Confirmation # 1068845

or what is our sense of urgency to put more project s on sooner than later or even just stretch some of that stuff out?

Philip K. Asherman:	Well we don’t see any slow down on the spending. The spending, you know we are fairly non-cyclical in terms of where these capital investment programs are projected.

So we are well into the development of many jobs around the world. So I think certainly the investment LNG, both on the export and the import side are gong to be quite active here for the next several years.

David Yuschak:	Ok, and as far as your new business expectations for this year, where I mean most of that would be LNG then?

Philip K. Asherman:	Our new business taken probably is a distribution. We are probably seeing still around 40% to 42% of our new business coming from LNG related type of projects, probably about 30% to 35% in refining and expanding refining capacities especially in the United States.

We still have a fair amount of steel plate structures and terminal work that we do in the Middle East but that contributes probably 12% to 15% of our outlook.

David Yuschak:	And your expectations for the new business taken, any elephant projects in there at all that you are thinking about?

Philip K. Asherman:	Well there are elephant projects that we are looking at. Again across the board the projects are trending towards larger and more complex projects. So we certainly are seeing some what would be for us elephant projects.

CB&I
Moderator: Phil Asherman
06-01-06/9:00 am CT
Confirmation # 1068845

David Yuschak:	Okay, as far as the size of the project is concerned because I have asked this question in the past, particularly given kind of the potential resource issues in maybe the E&C space today. Any sense as to where you would like, where your sweet spot for size of project would be?

Philip K. Asherman:	Well, you know our sweet spot has grown. Our sweet spot now is certainly we have the capacity to handle billion dollar jobs. Remember that billion dollars when you scale that up from what we have done in the past usually about 65% to 67% or more of that cost is in major equipment.

But certainly the demands for direct labor as well as more engineering is where the pressure is as far as handling that. It is not just the size of the job.

It is also how much of the resources that we dedicate to any one industry or any one client. So we have to be very selective in our process and decide which of the opportunities that are right for our plan.

David Yuschak:	Okay, so you’re kind of thing, been thinking with the resource issues that may be out there it is a matter of just trying to pick where your best opportunities are going forward.

Philip K. Asherman:	It is for now. There is a tremendous a lot of headroom in some of the heavy process work and those are going to require more engineering capacity perhaps than we have right now.

As we move into those areas or look at those types of jobs we are going to need to implement plans either through acquisition or certainly through acquiring those resources being able to address those projects. But again we are going to do it on a very selective basis.

CB&I
Moderator: Phil Asherman
06-01-06/9:00 am CT
Confirmation # 1068845

David Yuschak:	In your new business taken you guys have been pretty good at projecting on a pretty consistent basis how much business you think you are going to procure in a period of 12 months. Is there anything out there in the way of a surprise that could be a plus for the outlook or maybe a potential on the other side, what might not work.

Philip K. Asherman:	I think, yes, I think every company in our industry would tell you there are always those projects which you probably didn’t anticipate at the very beginning of the year are, it is not necessarily a surprise but something we are always mindful of.

As the projects get larger, the timing becomes a very important issue, not that the project is going away anywhere. It is just that the development of these projects and our ability to forecast when that is going to backlog is certainly something that we have to pay a lot of attention to.

And as you said, we have done a pretty good job in recent years of predicting that timing and bringing them into backlog. We have a very rigorous filter as far as when we actually take a job into backlog and it requires.

It has to pass certain tests in terms of documentation and commitments and funding. So we are very careful when we look at our selectivity process and how we bring these jobs into the company.

David Yuschak:	One last question, on the acquisition side of, you know E&C evaluations of the (unintelligible) proved significant in the last 12 months, where do you think you need the most resources right now as far as acquisition targets are concerned?

CB&I
Moderator: Phil Asherman
06-01-06/9:00 am CT
Confirmation # 1068845

Philip K. Asherman:	Well when we talk about acquisitions, we may also include and other companies who have different types of growth strategies who may make available certain parts of their organizations that would be more compatible with us.

Certainly we are going to stay within the same area of expertise regarding our ability to address our energy customers, oil and gas. There may be an opportunity through these acquisitions to diversify our business in terms of our ability to handle more downstream type projects.

And as Sanjay mentioned earlier perhaps to take on more reimbursable work if that is appropriate for the market. So we are looking at all different kinds of alternatives. And there is some interesting opportunities out there in front of us.

David Yuschak:	All right thank you very much guys.

Philip K. Asherman:	Thank you.

Operator:	Your next question is from the line of Al Kabili with Goldman Sachs.

Philip K. Asherman:	Morning (Al).

Al Kabili:	Just a quick question on the margins. You know you saw some margin erosion in 2005. The first quarter of 2006 you know there appears to be some margin erosion versus the first quarter of ’05. I am just kind of wondering, your guidance, you know implies that things are going to get improved from here and just wondering, you know what gives you the confidence throughout the rest of the year that margins pick back up?

CB&I
Moderator: Phil Asherman
06-01-06/9:00 am CT
Confirmation # 1068845

Philip K. Asherman:	Well again I will go back to my comment earlier that if you look at the rate of growth going on both our revenue as well as our new awards and the type of projects that we see in that mix, we have every reason to anticipate that the margins will reach the level where we need to get to to reach our target that we gave you.

So we have several implementations of new processes, controls and project management team and we are confident that we are going to achieve those margin levels. We are still working off a few new jobs from last year though that had some reduced profitability and we are addressing those.

As I said earlier, the projects that originally were identified in February have been completed or nearly complete. We still have a few that we are working off that had some hang over or overhang to first quarter.

Al Kabili:	Okay so, you know so would it be fair to say then a large part of the year-over-year decline in the first quarter of ’06 versus last year was working off of some of these projects?

Philip K. Asherman:	That is fair.

(Al Tuberli):	Okay, okay and then a second question is on the accounting controls. I am just kind of wondering what, you know you have mentioned you have taken some steps and will be taking some future steps improving that area. I was just wondering if you could be a little bit more specific there.

Richard E. Goodrich:	We have a couple of things that we are doing there (Al). One is the significant change in organizational structure that gives project control personnel independence.

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Moderator: Phil Asherman
06-01-06/9:00 am CT
Confirmation # 1068845

In addition to that we are undertaking a number of reporting processes in the accounting system to buttress the project accounting system’s ability to warn us when these kinds of things happen.

There is quite a large and detailed discussion about this in the 10-K and I would encourage you to, you know, to get into that and understand it. And if you still have issues or questions along this line give us a call.

(Al Tuberli):	I mean are there anything that you are doing that is going to increase, you know the cost of SG&A on a go forward...

Richard E. Goodrich:	No absolutely not. We are talking about making uses of the tools that we have.

(Al Tuberli):	Okay and then a final question is on new award growth. I guess that the middle of our range this year suggests about a 15% growth versus ’05. And I guess in ’05 new awards grew 25%.

And so I guess just the slow down in the growth rate, I mean is that just a matching the overall, you know is the overall end market also slowing down versus ’05 in terms of the growth rate? Or is that, you know you are just being, you know more selective about, got more self-inflicted I guess?

Philip K. Asherman:	No, it is not slowing down at all. It is still a very active and robust market. The difference in some of the percentages have to do more with the timing of these awards and where we anticipate them falling in the year versus ’05.

(Al Tuberli):	Okay, all right well thanks a lot.

Philip K. Asherman:	Thank you.

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Moderator: Phil Asherman
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Operator:	Your next question comes from the line of Michael Dudas of Bear Stearns.

Philip K. Asherman:	Hello (Mike).

Richard E. Goodrich:	Good morning (Mike).

Michael Dudas:	Morning gentlemen. Just further thoughts on the capacity issues in some of the projects. Are you shying away from certain projects to bid out because of lack of craft labor or stretching, you know some of your own internal areas. Is that going to shift where some of the revenue mix or some of the opportunities might be going forward?

Philip K. Asherman:	No, it is not a matter of shying away but certainly we are being very selective not necessarily for those reasons.

But if you look at LNG for example, as far as overall engineering content as a capacity constraint, typically those kinds of jobs as a percentage of the overall project is far less than what you would have in a heavy process area like you might find in some of the down stream projects you see in the Middle East, so that we are certainly looking at that.

Should we address the markets that I just mentioned then we would need to look at any constraints on the engineering side. As far as direct craft labor, certainly that is a challenge especially in the Gulf Coast region that we have experienced. We have had some impact from the hurricanes last year.

I mean it cut a much wider swatch than just through Texas and Louisiana. We are seeing that impact in a number of projects around the country. Going forward, we are sitting with the owners.

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Moderator: Phil Asherman
06-01-06/9:00 am CT
Confirmation # 1068845

We are addressing those kinds of cost increases and any kind of labor constraints on direct labor side with the owners and making sure that we have them covered in our pricing.

I did mention ((Mike)) that we are looking at investing or we are investing in new capacity for our process modulization capacity and capability especially in the Gulf Coast. We think that will go a long way to address some of the labor demands that we see certainly in this part of the world.

Michael Dudas:	Terrific thanks Phil.

Philip K. Asherman:	All right ((Mike)) thank you.

Operator:	Your next question is from the line of Scott Levin with JP Morgan.

Philip K. Asherman:	Good morning Scott.

Scott Levin:	Good morning guys. So if you could talk a little bit about your level of new award growth and the various markets. Is there anything materially different in your opinion versus what you are seeing in the market place 6 to 12 months ago for example? I am just trying to get a feel for trajectory changes in the business outlook.

Philip K. Asherman:	Yes, as far as the general areas of growth that we see, again continued growth as I mentioned before in LNG as a global market. There will be some additional projects and import projects here in the United States.

We are seeing a lot of activity in Mexico and in the Caribbean area and some in South America. Certainly the investment in China is continuing and we are

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Moderator: Phil Asherman
06-01-06/9:00 am CT
Confirmation # 1068845

being very selective on that but we certainly plan to be a participant or continuing to be a participant in that market.

But again, generally as the total pie grows, the distribution and the mix of our projects probably will continue to contribute what I mentioned before and that is probably 40% or so of our new business from LNG work, 30% to 35% from process refining work and the rest in our steel plate structures and other types of projects.

Scott Levin:	Okay, and with regard to earlier comment regarding cost reimbursable potentially. Is that a matter of customer preference or strategic decision? And I hoping you also might be able to comment with regard to, you know what customers are thinking or preferring you guys doing in terms of contract structure.

Philip K. Asherman:	Well you have to look at the kind of work that we do. Normally the cost reimbursement work in many of our global markets has to do with that phase of the project which still has a lot of development work and requirement of a contractor working closely with the customer team to develop the conceptual part of the project.

In many cases on the very large projects, customers will hire contractors to be overall project managers for them as their representatives. And that typically will be on a cost reimbursable basis. This is not the type of work that we have done to date.

We tend to work on parts of the project that lend itself to packaging on engineering procurement construction basis and on typically that is done on a lump sum basis. And so that is a large component of the market available to us and to others in the marketplace today around the world.

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Moderator: Phil Asherman
06-01-06/9:00 am CT
Confirmation # 1068845

So, it is really a matter of the type of project, the size of the project, how the owner decides to go forward relative to cost and schedule certainty and guarantees. And it is also certainly our preference in terms of our business model because we think the opportunities are greater in that market.

Scott Levin:	Okay and then with regard to you mentioned acquisitions being a priority and talked a little bit about what your preference are there. I was wondering if you could also talk potentially about use of partners or subcontractors potentially move in as some of these larger projects and the more complex ones have global base, whether you are expecting to be more involved and more active on that front.

Philip K. Asherman:	Well that is a great question. We do see the opportunities for different types of relationships with other contractors. We actually do that on projects. And certainly as the projects become larger and more complex, requiring different types of technologies, that is something we are doing.

For example, we have an agreement with Aker Kvaerner on their off shore activities teaming with our London office for various types of those types of projects.

But certainly if we get into billion type of, billion-dollar type of projects in certain areas, we may in fact look for either technology or engineering partners for that work.

Scott Levin:	Great thanks guys.

Philip K. Asherman:	Thank you.

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Moderator: Phil Asherman
06-01-06/9:00 am CT
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Operator:	Ladies and gentlemen, as a reminder if you would like to ask a question, press star one on your telephone keypad. Your next question comes from the line of Ian McPherson with Simmons and Company.

Ian McPherson:	Yes, good morning. You mentioned a few areas of change with regards to process controls and management structure but also project selectivity. I was just wondering if you could elaborate a little bit on the project selectivity side.

Are there projects that don’t necessarily pass the smell test today that would have six months ago and where would those types of projects fall in your, you know your schema, you know geographically or business mix wise?

Philip K. Asherman:	Yes, there are types of projects which do pass the sniff test which as you said that may have not passed the test a few years as our capabilities grow. Certainly when you look at LNG, we have a history of evolving from being a tank provider for those sites to I believe the only sole source provider of LNG import terminals.

As we look at LNG developing into export opportunities, we historically have had very large contracts for the mechanical installation of those units. Certainly it would not be inconceivable that as our capabilities grow we could address more responsibility on those types of projects.

But certainly we have been very selective. We will continue to be very selective relative to our capacity to do the work, our satisfaction to our customers. But again, the push in the market place right now is driving towards larger jobs and more complex jobs.

So we are being very selective in terms of making sure that we can address the jobs appropriately.

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Moderator: Phil Asherman
06-01-06/9:00 am CT
Confirmation # 1068845

Ian McPherson:	Okay that is helpful. I guess I was think more along the lines of, you know how much and to what extent do you see your opportunities said as rich as it is as being constrained somewhat by having to have a little bit more of a conservative approach with projects selectivity based on lessons learned over the past six months.

Philip K. Asherman:	Well the lessons learned over the past six months were necessarily directed towards our selectivity of new opportunities. Certainly we, you know you got to consider how we are growing and what kind of impact that has on the organization and our ability to have the right kind of controls on these types of projects.

And certainly that is an issue. It is not necessarily coupled with the selectivity process but certainly is something we have to work on very hard to make sure that we got the proper controls as we continue to grow and we win these larger projects. So that is a very appropriate statement.

Ian McPherson:	Okay and so just one last follow up here.

Philip K. Asherman:	Okay.

Ian McPherson:	Regarding your intention to sort of restore your (unintelligible) margins back to historical levels. How much of that is predicated on the assumption, you know that execution comes back into the fairway.

And then how much of it is maybe driven by CB&I bidding more margin on the projects today than before. I mean is it a combination of both and could you just characterize those two components?

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Moderator: Phil Asherman
06-01-06/9:00 am CT
Confirmation # 1068845

Philip K. Asherman:	Well it is a bit of a combination. You know the new projects we see out in front of us even with the demand on resources is not really a tremendous premium opportunity at the margin level.

Basically where we see the change in that is in the owner’s willingness to address certain risk components of the contract and treat them on a different basis as (unintelligible) on the contract.

So as opposed to just premiums on our (as sold) margin basis, we certainly are seeing more opportunity for risk sharing on those projects. But we do see that we are certainly capable in terms of our project performance and every indication of our review process on our projects would tell us that returning to historic margin levels and hopefully better is certainly achievable.

Ian McPherson:	Great thank you very much.

Philip K. Asherman:	Thank you.

Operator:	Your next question comes from the line of Marshall Jaffe with Schupf.

Philip K. Asherman:	Morning Marshall.

Marshall Jaffe:	Hi gentlemen. I was just wondering, in the 10-K it is noted that your headcount has been relatively flat over the past I think couple of years. I don’t have a document in front of me right now.

And I am just maybe trying to reconcile that with maybe you know the big increase in your backlog and the prospect for, you know for growth going forward and would we expect to see a substantial increase in those figures.

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Moderator: Phil Asherman
06-01-06/9:00 am CT
Confirmation # 1068845

Philip K. Asherman:	Yes, well that is a good question. The headcount we have been talking about has been 11,000 at a particular time, 10,000 in a particular time. I think what you have to remember, as these jobs are larger there is typically a higher subcontract component of these projects which aren’t included in our headcount.

So as we have taken on some of these jobs in the UK and elsewhere, we do have a higher degree of subcontract component in those jobs. So that certainly would have an influence.

But that is a variable that changes quarter to quarter sometimes depending on where the job is ramping up and what the peak manpower requirements are going to be. So you could see that fluctuate, you know 1000 people very easily in a short period of time.

Marshall Jaffe:	But I take it we would see sort of a secular increase over the year and over the coming year or two in...

Philip K. Asherman:	Yes, I would fully anticipate that as our backlog rose this year and out into the future you are going to see that headcount increase substantially.

Marshall Jaffe:	All right, thank you.

Philip K. Asherman:	Thank you.

Operator:	Ladies and gentlemen, we now have time for one last question. Your last question comes from the line of Andrew O’Connor with Wells Capital Management.

Philip K. Asherman:	Morning Andrew.

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Moderator: Phil Asherman
06-01-06/9:00 am CT
Confirmation # 1068845

Andrew O’Connor:	Phil, Rich, morning guys.

Richard E. Goodrich:	Morning Andrew.

Andrew O’Connor:	Your estimate for new awards in 2006, $3.5 billion to $4 billion, would you expect that the dollar amount of new awards in the second quarter will be greater than the first quarter? Phil can you elaborate on the timing of new awards to the rest of ’06? Thanks so much.

Philip K. Asherman:	Okay thanks Andrew. Well the timing is an issue. I would anticipate that the dollar volume or the dollar amount for those new businesses will be higher towards if not the second or the last part of the second quarter but more in the third quarter and the later part of the year.

Andrew O’Connor:	Okay so the back half of ’06.

Philip K. Asherman:	I think that is the way the timing is on some of these major awards will shake out.

Andrew O’Connor:	Okay thanks for that and then secondly, given that we are two thirds the way to the second quarter, today is June 1 and in line with your full year guidance, 95 cents to $1.00, can you make a guesstimate or perhaps a range of earnings for the second quarter?

Philip K. Asherman:	I would prefer not to Andrew. You know we have another earning’s call coming up here in just several weeks. So we will be talking to you again. You know we are fully prepared though that if we should see some variance, some significant change in that guidance we will be sure to up date you.

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Moderator: Phil Asherman
06-01-06/9:00 am CT
Confirmation # 1068845

Andrew O’Connor:	Thanks very much.

Philip K. Asherman:	All right thank you Andrew. I think that is the last call, last question. I want to thank all of you for your participation this morning and again I look forward to our next call. Thank you very much.

Operator:	Thank you. This does conclude today’s conference. You may now disconnect.
END